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[LOGO]Peat Marwick LLP
      One Insignia Financial Plaza
      P.O. Box 10529
      Greenville, SC 29603




                           INDEPENDENT AUDITORS' CONSENT



The Board of Directors
TFP Inc.:

We consent to the inclusion of our report dated February 17, 1997, with respect to the consolidated balance sheet of TFP Inc. and subsidiaries as of December 31, 1996, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the year then ended, which report appears in the Form 8-K of Printrak International, Inc. dated May 22, 1997.

                                       /s/ [illegible]


Greenville, South Carolina
May 21, 1997